Exhibit 99.2

Under Armour: Third Quarter 2010 Earnings Call, October 26, 2010 (Brad Dickerson)

Thanks, Kevin. With Kevin having taken you through some highlights and strategies for our business, I would now like to spend some time discussing our third quarter financial results.

Our net revenues for the third quarter of 2010 increased 22% to $329 million. Year-to-date, net revenues are up 20% to $763 million. This strong growth was largely driven by apparel, which was up 28% to $277 million during the quarter and up 30% to $600 million year-to-date. Apparel strength was broad-based during the quarter with each of our Men’s, Women’s, and Youth apparel businesses growing at least 25% year-over-year.

Our Direct-to-Consumer net revenues increased 47% for the quarter and 58% year-to-date, representing approximately 18.1% and 19.0% of net revenues, respectively. Similar to last quarter, third quarter net revenue growth was driven by a combination of new Factory House stores, strong same-store sales growth, and the web business. We opened five new Factory House stores during the third quarter increasing our Factory House store base to 50. We expect to end 2010 with approximately 54 total Factory House stores, up from 35 locations at the end of 2009.

Footwear net revenues declined 20% to $26 million in the third quarter, in line with our previous indication that Running and Training footwear revenues were expected to decline in 2010 compared with 2009.

International net revenues increased 60% to $21 million in the third quarter and represented approximately 6% of revenues, up from roughly 5% of revenues in last year’s quarter.

Third quarter gross margins were 50.9% compared with 49.5% in the prior year’s quarter. Several factors contributed to the 140 basis point gross margin expansion:

•	First, we incurred lower sales returns and markdowns, contributing approximately 60 basis points.

•	Second, we experienced a favorable impact year-over-year from liquidations and inventory reserves, contributing approximately 50 basis points.

•	And finally, we continued to see a higher percentage of revenues from our higher-margin Direct-to-Consumer business, contributing approximately 45 basis points.

Selling, general and administrative expenses as a percentage of net revenues increased to 33.6% in the third quarter of 2010 compared with 32.0% in the prior year’s period. Let me take you through the four major components of SG&A, many of which are consistent with our story throughout 2010.

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Marketing costs increased to 10.9% of net revenues for the quarter from 10.5% in the prior year period, primarily driven by increased sponsorships and higher marketing costs for specific customers. It is important to note that third quarter marketing costs reflect an approximate $2 million shift of certain media costs to the fourth quarter. Given our updated full year plan, we now expect 2010 marketing costs as a percentage of net revenues at approximately 12% compared to our previously indicated range of 12%-13%.

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Second, Selling costs increased to 7.1% of net revenues for the quarter from 6.6% in the prior year period, primarily driven by the continued expansion of our Factory House stores, which carry better gross margins but also incur higher SG&A expense as a percentage of revenue.

•	Third, Product Innovation and Supply Chain costs represented 7.7% of net revenues for the quarter compared with 7.3% in the prior year period. This increase was primarily a function of increased investments in personnel associated with the design and sourcing of our expanding apparel, accessories, and footwear lines.

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Finally, Corporate Services increased to 7.9% of net revenues for the quarter compared to 7.6% in the prior year period as we invested in additional corporate personnel and facility expenses and information technology initiatives needed to support our growth.

Operating income during the third quarter grew nearly 21% to $56.7 million compared with $47.1 million in the prior year. Operating margin was 17.3% compared with 17.5% in the prior-year quarter.

In other expense, we experienced a net loss of $180 thousand related to foreign currency during the quarter and a net loss of $1 million year-to-date.

Looking at our tax rate, several factors positively impacted our third quarter rate. First, we received a state tax credit, similar to ones previously received in 2002 and 2006, along with a Federal research and development tax credit. Second, we continued to develop and implement our tax planning strategies. These efforts reduced our effective income tax rate in the third quarter to 37.7% compared with 43.9% in the third quarter of 2009, and are expected to result in a full year tax rate of approximately 39.2%.

Our resulting net income in the third quarter increased 33% to $34.9 million compared with $26.2 million in the prior year period. Third quarter diluted earnings per share increased 31% to $0.68 compared with $0.52 in the prior year. While our operations remained strong during the quarter, we did experience approximately a $0.05 favorable impact from the lower-than-expected effective tax rate during the period and approximately a $0.02 benefit from the shift of marketing spend from the third quarter to the fourth quarter.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased 43% to $134 million compared with $93 million at September 30, 2009. Cash, net of debt, increased $40 million at quarter-end to $115 million compared with $75 million at September 30, 2009. We continue to have no borrowings outstanding on our $200 million credit facility.

Inventory at quarter-end increased 28% year-over-year to $196 million compared to $153 million at September 30, 2009. In line with previous guidance, inventory growth outpaced net revenue growth as we increased our safety stock around core programs to better meet consumer demand and increased our made-for strategy across our Factory House store base.

Our investment in capital expenditures was approximately $9 million for the third quarter and approximately $25 million year-to-date. We now anticipate capital expenditures in 2010 will come in toward the lower end of our previously indicated $35-$40 million range.

Now moving onto our updated outlook for the remainder of 2010. Previously, we provided an outlook for 2010 net revenues in the range of $990 million to $1.01 billion, an increase of 16% to 18% over 2009, and 2010 diluted earnings per share of $1.11 to $1.13, an increase of 21% to 23%.

Given the sustained strength in our apparel and Direct-to-Consumer channel, our improved visibility for the remainder of the year, and a lower effective tax rate, we are raising our full year outlook. We now expect 2010 annual net revenues in the range of $1.030 to $1.035 billion, an increase of 20% to 21% over 2009. We also expect 2010 diluted earnings per share in the range of $1.23 to $1.24, an increase of 34% to 35% over 2009.

Similar to last quarter, we want to elaborate on three areas of our updated 2010 guidance: SG&A, taxes, and inventory.

For SG&A, we see year-over-year dollar growth in the fourth quarter approaching 30%. We continue to make the right investments to support our growth platforms. This includes footwear, which was planned down this year, and hats and bags, which are not generating revenue until 2011. It also includes higher personnel costs at our Factory House channel, where we plan to end the year with 54 stores, up from 35 stores at the end of 2009.

Now looking at our tax rate. Our effective tax rate in the third quarter benefited from one-time state and federal tax credits along with an improved outlook relative to long-term tax planning strategies. As we stated earlier, these items will drive our effective tax rate for the full year in 2010 to 39.2%, down from our previous outlook of 42.0%. As we move into 2011, we anticipate our effective tax rate will increase to a range of 40.5% to 41.0% due to the one-time nature of the tax credits received in 2010, however this increase will be partially offset from the permanent impact relative to our continued long-term tax strategies.

Finally on inventory. We continue to see the same factors from the third quarter driving fourth quarter inventory growth ahead of sales growth. This includes an increase in our safety stock and continued investments around made-for product for our Factory House outlet channel. It also includes new product categories for 2011, including hats and bags coming in house and the introduction of our new cotton product.

Before we turn it over for Q&A, we would also like to provide you with a preliminary view for 2011. Based on our current visibility, we anticipate both 2011 net revenues and 2011 EPS growth to be at the higher end of our longer-term growth target of 20%-25%. We intend to give more details on our 2011 guidance in the coming months.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.